UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2014

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Whitebox Financing

Term Loan Agreement

On May 9, 2014, Gevo, Inc., a Delaware corporation (the “Company”), entered into a Term Loan Agreement (the “Loan Agreement”) with the lenders party thereto from time to time (each, a “Lender” and collectively, the “Lenders”) and Whitebox Advisors, LLC, a Delaware limited liability company, as administrative agent for the Lenders (“Whitebox”), with a maturity date of March 15, 2017, pursuant to which the Lenders committed to provide one or more senior secured term loans to the Company in an aggregate amount of up to approximately $31.1 million on the terms and conditions set forth in the Loan Agreement (collectively, the “Term Loan”). The first advance of the Term Loan in the amount of approximately $25.9 million (the “First Advance”) was paid to the Company on May 9, 2014. If certain conditions are satisfied (including the Company’s common stock closing at a price at or above $1.00 for a minimum number of days during certain measurement periods), the Company may, subject to the terms and conditions of the Exchange and Purchase Agreement (as defined below), be entitled to draw a second advance under the Loan Agreement in the amount of approximately $5.2 million (the “Second Advance”). The Lenders’ commitment to make the Second Advance will be reduced by the original principal amount of any Put Notes (as defined below).

The aggregate amount of the Term Loan outstanding under the Loan Agreement bears interest at a rate equal to 15% per annum, of which 5% is payable in cash and 10% is payable in kind and capitalized and added to the principal amount of the Term Loan. While the Term Loan is outstanding, the Company is required to maintain an interest reserve in an amount equal to 10% of the aggregate principal amount of the Term Loan (including any capitalized and uncapitalized interest that is paid in kind). The Company also paid a structuring fee to Whitebox in an amount equal to 3.5% of the First Advance. The Loan Agreement includes customary affirmative and negative covenants for agreements of this type and events of default, including, restrictions on disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain amounts of additional indebtedness, making investments, acquiring or merging with another entity, and making dividends and other restricted payments, unless the Company receives the prior approval of the requisite Lenders. The Loan Agreement also contains limitations on the ability of certain Lenders to assign or otherwise transfer their interest in the Term Loan and the Loan Agreement at certain times. The Company may, at its option, voluntarily prepay the Term Loan and the other obligations under the Loan Agreement, in whole or in part, subject to certain prepayment premiums. However, the Company will not be permitted to make any prepayments prior to the end of the applicable Exchange Period (as defined in the Exchange and Purchase Agreement).

The Term Loan is secured by a lien on substantially all of the assets of Company and the Guarantors (as defined below) and the obligations of Company are guaranteed by Agri-Energy, LLC and Gevo Development, LLC (together, the “Guarantors”). On May 9, 2014, in connection with the Loan Agreement, the Company and the Guarantors entered into a Pledge and Security Agreement in favor of Whitebox. The collateral pledged includes substantially all the assets of the Company and the Guarantors, including intellectual property. On May 9, 2014, Agri-Energy, LLC also entered into a Mortgage with respect to the real property located in Luverne, MN.

The Company used a portion of the proceeds from the financing to repay $9.3 million in outstanding debt obligations. The Company intends to use the remaining proceeds from the financing to ramp up production and sales at its Luverne, MN, plant and may also use a portion of the proceeds from the financing to fund working capital and for other general corporate purposes.

Exchange and Purchase Agreement

On May 9, 2014, the Company and its subsidiaries entered into an Exchange and Purchase Agreement (the “Exchange and Purchase Agreement”) with WB Gevo, Ltd. and the other Lenders party thereto from time to time, and Whitebox Advisors LLC, in its capacity as administrative agent and representative for the Lenders. Pursuant to the terms of the Exchange and Purchase Agreement, the Lenders have the right (the “Exchange Option”), subject to certain conditions, to exchange all or a portion of the outstanding principal amount of the Term Loan for the Company’s newly created 10% Convertible Senior Secured Notes due 2017 (the “2017 Notes”), which will be convertible into shares of the Company’s common stock. The Exchange and Purchase Agreement also provides the Company with an option (the “Put Option”), subject to certain conditions and for a limited period of time following the date of the Exchange and

Purchase Agreement, to require the Lenders to provide the Company with the additional $5.2 million described above by means of (a) the Second Advance under the Term Loan (as described above), which Second Advance would also be exchangeable into 2017 Notes, (b) the purchase by the Lender of additional 2017 Notes (the “Put Notes”) or (c) a combination thereof (the allocation to be determined by Whitebox). The Exchange and Purchase Agreement also provides the Lenders with an option (the “Lender Option”), subject to certain conditions, to purchase up to an additional $32.0 million aggregate principal amount of 2017 Notes.

The terms of the 2017 Notes will be set forth in an indenture to be entered into prior to the initial issuance of 2017 Notes by and among the Company, its subsidiaries in their capacity as guarantors, and Wilmington Savings Fund Society, FSB, as trustee (the “2017 Notes Indenture”). The 2017 Notes will mature on March 15, 2017 and the 2017 Notes Indenture will contain affirmative covenants, negative covenants and events of default that are generally consistent with the terms of the Loan Agreement. The 2017 Notes will be secured by a first priority lien on substantially all of the Company’s assets and will bear interest at a rate equal to 10% per annum payable in cash unless certain conditions are satisfied and then 5% of which will be payable in cash and 5% of which will be payable in kind. While the 2017 Notes are outstanding, the Company will be required to maintain an interest reserve in an amount equal to 10% of the aggregate principal amount of the 2017 Notes (including any capitalized and uncapitalized interest that is paid in kind). The 2017 Notes will have a conversion price (the “Conversion Price”) equal to the lesser of (a) $1.49 and (b)(i) the volume-weighted, average trading price of the Company’s common stock for the five consecutive trading days immediately following May 9, 2014 (calculated by dividing the total value by the total volume of securities traded), plus (ii) an amount equal to 15% of such price. The 2017 Notes will not contain any anti-dilution adjustments for future equity issuances that are below the Conversion Price, and adjustments to the Conversion Price would be made only in the event that there is a dividend or distribution paid on shares of the Company’s common stock or a subdivision, combination or reclassification of the Company’s common stock. Optional prepayment of the 2017 Notes will not be permitted.

Certain provisions of the 2017 Notes will be dependent upon the approval by the Company’s stockholders of (i) an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 150,000,000 to 250,000,000 and (ii) the potential issuance of 20% or more of the Company’s outstanding common stock upon the conversion of the 2017 Notes (as required by NASDAQ Listing Rule 5635(d)). For additional information, see Proposals 2 and 4 of the Company’s preliminary proxy statement for the Company’s 2014 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on May 9, 2014.

Registration Rights Agreement

In connection with transactions described above, the Company also entered into a Registration Rights Agreement, dated May 9, 2014 (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file a registration statement on Form S-3 registering the resale of the shares of the Company’s common stock underlying the 2017 Notes within 35 days following the Company’s initial issuance of the 2017 Notes.

The foregoing descriptions of the Loan Agreement, the Exchange and Purchase Agreement and the Registration Rights Agreement (together, the “Transaction Documents”), and the transactions contemplated thereby, do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements, copies of which are attached hereto as Exhibit 10.1, 4.1 and 4.2, respectively, and the terms of which are incorporated herein by reference.

The representations, warranties and covenants contained in the Transaction Documents were made solely for the benefit of the parties to the Transaction Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Transaction Documents are incorporated herein by reference only to provide investors with information regarding the terms of the Transaction Documents, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Agreements with TriplePoint Capital LLC

On May 9, 2014, the Company and its subsidiaries entered into a Consent Under and Third Amendment to Amended and Restated Plain English Growth Capital Loan and Security Agreement and Omnibus Amendment to Loan Documents (the “Amendment”) pursuant to which TriplePoint Capital LLC (“TriplePoint”) amended its agreements with the Company and its subsidiaries and consented to (a) the execution, delivery, and performance of the Loan

Agreement, the Exchange and Purchase Agreement, the Registration Rights Agreement, the 2017 Notes Indenture, the 2017 Notes, and the other documents related thereto (collectively the “Senior Loan Documents”); (b) the incurrence of the Term Loan with Whitebox and any other indebtedness under the Senior Loan Documents (collectively, the “Senior Indebtedness”); (c) the consummation of the exchange of the Term Loan for the 2017 Notes; (d) the offering, issuance and sale of the 2017 Notes to Whitebox and the conversion of any 2017 Notes into the common stock of the Company pursuant to the terms of the 2017 Notes Indenture; (e) the guaranty of the Senior Indebtedness provided by the Guarantors; (f) the liens granted by each of the Company and the Guarantors to secure the Senior Indebtedness and the other obligations under the Senior Loan Documents; (g) the consummation of any transactions contemplated by, and the terms of, the Senior Loan Documents by the Company and the Guarantors; and (h) the payment and performance of any of the obligations under the Senior Loan Documents by the Company and the Guarantors, including the making of dividends and distributions by the Guarantors to the Company for the purpose of enabling the Company to make any payments under the Senior Loan Documents.

The Company also paid TriplePoint approximately $9.3 million toward the prepayment of a portion of the obligations owed by Agri-Energy, LLC to TriplePoint and paid certain costs and expenses incurred by TriplePoint. In connection with such payment, TriplePoint entered into a subordination agreement with Whitebox pursuant to which TriplePoint subordinated its right of payment and lien priority to the Senior Indebtedness on the terms set forth in the subordination agreement. Following this prepayment, the loan balance with TriplePoint is approximately $1.0 million, which amortizes over 36 months and bears interest at a rate equal to 9% per annum.

The foregoing descriptions of the Amendment and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.2, and the terms of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Exchange and Purchase Agreement, by and among Gevo, Inc., Gevo Development, LLC, Agri-Energy, LLC, WB Gevo, Ltd., Whitebox Advisors LLC, in its capacity as administrative agent, Whitebox Advisors LLC, in its capacity as representative, and the other parties thereto from time to time, dated May 9, 2014.

4.2	Registration Rights Agreement, by and among Gevo, Inc., WB Gevo, Ltd. and the other parties thereto from time to time, dated May 9, 2014.

10.1†	Term Loan Agreement, by and among Gevo, Inc., as borrower, the other credit parties party thereto from time to time, the lenders party thereto from time to time and Whitebox Advisors, LLC, as administrative agent, dated May 9, 2014.

10.2	Consent Under and Third Amendment to Amended and Restated Plain English Growth Capital Loan and Security Agreement and Omnibus Amendment to Loan Documents, by and among Gevo, Inc., Gevo Development, LLC, Agri-Energy, LLC and TriplePoint Capital LLC, dated May 9, 2014.

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Brett Lund
Brett Lund
General Counsel and Secretary

Date: May 15, 2014